Exhibit 99

For Immediate Release November 22, 2006	Media Contact:	Chet Bridger 716-842-5182

	Investor Relations:	Don MacLeod 716-842-5462

Sadler to Retire as President and CEO of M&T

Wilmers Named CEO;
Czarnecki Promoted to President, Pinto Appointed Vice Chairman

BUFFALO, NY -— M&T Bank Corporation (“M&T”)(NYSE:MTB) announced that Robert E. Sadler, Jr. is retiring at the end of 2006 as CEO and President of M&T and its primary banking subsidiary, M&T Bank, and will remain at the bank as a Vice Chairman of both organizations.

Mark J. Czarnecki has been named President of M&T and M&T Bank, and has been appointed to the boards of M&T and M&T Bank, and Michael P. Pinto has been named a Vice Chairman of M&T.

Robert G. Wilmers, Chairman, has been named CEO of M&T and M&T Bank to provide additional continuity as Czarnecki and Pinto transition into their new roles.

These appointments, approved yesterday by the Boards of Directors of M&T and M&T Bank, become effective on January 1, 2007.

“This was a very personal decision for me,” said Sadler, age 61. “After 23 years of guiding and developing M&T into what it is today, I realized that with the breadth of ability and depth of experience on our Management Group, I was free to make my choice to retire as CEO and President,” Sadler continued. “With a combined total of more than 50 years of experience at M&T, Mark Czarnecki and Mike Pinto are more than ready to assume greater operational responsibilities.”

Czarnecki, 51, began his career with M&T Bank in 1977, and was named Executive Vice President in 1997. He leads M&T’s retail banking, investment and insurance businesses.

Czarnecki will continue to oversee the bank’s retail operations and will now assume responsibility for all staff functions.

Pinto, 50, joined M&T Bank in 1985, and was appointed Executive Vice President and Chief Financial Officer in 1996. In 2003, he was elected to the boards of M&T and M&T Bank, and was appointed vice chairman of M&T Bank. He was named Chairman and CEO of M&T Bank’s Mid-Atlantic Division in 2005. In addition to his Mid-Atlantic duties, Pinto will oversee the bank’s entire commercial banking line of business, as well as Treasury and Credit Administration.

“Bob Sadler made a personal decision, and I support him fully,” Wilmers said. “Bob has been with me at M&T since 1983 and his talent and hard work were integral in building one of the nation’s most respected regional banks. He contributed to our disciplined approach toward mergers and acquisitions, our community banking structure and a credit culture that is respected industry wide. We’re happy that he will remain a part of the M&T family.”

“Moving forward, our shareholders, employees and customers will see continuity in M&T’s overall vision as Mark Czarnecki and Mike Pinto take the next logical steps in their careers. They have been integral to M&T’s growth into one of the top twenty commercial banks headquartered in the U.S. with more than $56 billion in assets, more than 650 branches, more than 13,000 employees – and one of the best performing stocks in the industry. They share our commitment to creating shareholder value, to our community banking model, to consistent lending standards and to a disciplined acquisition strategy,” Wilmers concluded.

Sadler will remain a member of the boards of directors of both M&T and M&T Bank. Wilmers remains Chairman of M&T and M&T Bank.

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